Exhibit 10(f)

LEASE

THIS LEASE is made on the 22nd day of September, 2005, by Gulfcoast Property No. 1, LLC, a Florida limited liability company, (Landlord), and Peek Traffic Corporation, a Delaware corporation, (“Tenant”).

ARTICLE I

Summary of Lease Provisions

Section 1.01                                        Basic Data.

(a)	Landlord’s
	Address:	1200 1st Avenue West, Suite 200, Bradenton, FL 34205

(b)	Tenant’s
	Address:	2511 Corporate Way, Palmetto, FL

(c)	Premises Address:	2511 Corporate Way, Palmetto, FL

(d)	Tenant’s Trade Name:	Intentionally Omitted

(e)	Lease Term:	Thirty-nine (39) months from Commencement Date under Section 2.03(a), with one (1) option to renew for an additional term of two (2) years under Section 2.03(e).

(f)	Permitted Use
	of Premises:	Offices, Light Manufacturing, Indoor Assembly, and Distribution.

(g)	Guarantor:	Quixote, Corp., as per Guaranty Agreement attached as Exhibit D.

(h)

Base Rent:                             For the term of October 1, 2005 through December 31, 2005, if any, Tenant shall pay Base Rent in the amount of $25,760.00 per month with the first installment due upon execution of this Lease and the remaining installments being due on the first day of each month thereafter. Commencing January 1, 2006, the Base Rent shall be $8.15 per square foot, resulting in a total base rent of $326,000.00 per annum, based upon a 40,000 square foot Premises as depicted in Exhibit A hereto.

(i)

Percentage Annual Adjustment to Base Rent: Starting on January 1, 2007, the base rent shall be increased on an annual basis on each January 1st thereafter by the percentage, if any, of increase in the Consumer Price Index as of such date of adjustment over that which existed one (1) year preceding the date of adjustment provided, however, that said increase shall not be less than three percent (3%) or more than five percent (5%) of the previous year’s Base Rent. Such increase shall be determined by Landlord who shall notify Tenant thereof. Tenant shall, upon notice and request by Landlord, pay the increase commencing upon the adjustment date. Thereafter, the increase shall be payable equally with the regular rental payments. In the event of a decrease in the Consumer Price Index, there shall be no reduction in the rent from the previous year. “Consumer Price Index” shall mean the Consumer Price Index as now published by the U.S. Bureau of Labor Statistics under the caption “United States City Average for Urban Wage Earners and Clerical Workers All Items” 1982-84 = 100. If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised (including, without limitation, a change in the base index year) and adjustment shall be made by Landlord in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued or otherwise, or if equivalent data is not readily available to enable Landlord to make the adjustment referred to in the preceding sentence, Landlord will substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a University or a recognized financial publication.

(j)	Operating Expenses: The costs of operating, maintaining, and repairing the Building as more fully described in Section 3.05 and as initially estimated in Exhibit E hereto.

(k)

Security Deposit: Three (3) months base rent consisting of first, last, and one (1) additional month, plus applicable sales tax, for a total amount of $86,796.50 to be paid as provided in Section 6.01.

(l)	Advance Rent: None

(m)	Intentionally Omitted

(n)	Condition: Tenant is leasing the Premises in its current “AS-IS” condition.

(o)

Signage: Tenant shall be allowed one (1) lighted building sign. Tenant may install additional county approved signage on building at Tenant’s expense, subject to Landlord’s approval. Landlord may install signage to identify any 2nd floor tenant in accordance with Section 7.01 hereof.

Section 1.02                            Exhibits and Addendum to Lease.

The Exhibits listed below are an integral part of this Lease and all of their terms are incorporated into this Lease.  Unless stated otherwise, in the event of a conflict between the terms and provisions of an Exhibit and terms and provisions contained within the body of this Lease, the terms and provisions of the Exhibit shall control.

Exhibit A -	Site Plan of Building and Premises – Parking Layout
Exhibit B -	Declaration of Protective Covenants, Conditions, Easements and Restrictions for Gulfcoast Corporate Park (delivered to Tenant prior to execution hereof)
Exhibit C -	Rules and Regulations
Exhibit D -	Guaranty Agreement
Exhibit E -	Estimated Monthly Payments

Section 1.03                            Definitions.

The following defined terms, in addition to those listed in Section 1.01, are used in this Lease.

(a)                                  Additional Rent.  Such sums, charges and expenses, other than Base Rent, which are due under this Lease from Tenant to Landlord, including but not limited to those costs described in Article III.

(b)                                 Alterations.  Tenant’s work, improvements, alterations or additions performed by Tenant.

(c)                                  Assessments.  Assessments due under the terms and provisions of the Declaration of Protective Covenants, Conditions, Easements, and Restrictions for Gulfcoast Corporate Park, which are prorated among property owners on an acreage prorated basis as provided therein.  The current percentage portion of Assessments attributed to the Premises (Lots 20 AND 21 of GULFCOAST CORPORATE PARK, PHASE 2 as per plat thereof recorded in Plat Book 37, Pages 82-86 of the Public Records of Manatee County, Florida) is 4.3% of the total Assessments, for Gulfcoast Corporate Park.

(d)                                 Attorney’s Fees.  All fees and costs of attorneys, accountants, experts, paralegals and similar persons, whether or not suit is brought, including, but not limited to, appellate costs and expenses.

(e)                                  Base Rent.  The Base Rent as described in Section 1.01(h), as adjusted pursuant to Section 3.03 and other provisions of this Lease.

(f)                                    Building.  The building and related improvements situated on Lots 20 and 21, Gulfcoast Corporate Park, Manatee County, Florida.

(g)                                 Premises.  The Premises located at the address set forth in Section 1.01(c) and consisting of Lots 20 and 21, Gulfcoast Corporate Park, Manatee County, Florida, together with all improvements thereon.  The second floor office space and the Common Areas in the Building shall not be part of the Premises for purposes of the space to be occupied by Tenant, but shall be included for purposes of Premises’ Operating Cost as provided herein.

(h)                                 Premises’ Operating Cost.  The total cost and expense for the entire Building as more fully described in Section 3.05, incurred in operating, maintaining, and repairing of the Premises and the Building.

(i)                                     Effective Date.  This instrument becomes effective as a lease upon execution and delivery by both Landlord and Tenant.  Submission of this instrument for examination does not constitute an offer, right of first refusal, reservation of or option for the Premises or any other space or premises in, on or about the Building.

(j)                                     Event of Default.  One or more of the events described in Section 16.01.

(k)                                  Hazardous Materials.  Any oil and petroleum products and their byproducts, asbestos, polychlorobiphenyls, hydrocarbon products and derivatives, flammable or explosive materials, radioactive materials, hazardous materials, hazardous wastes, biomedical wastes, biological wastes, hazardous or toxic substances, or related materials as defined under or regulated by any Legal Requirement, including without limitation the following statues and regulations promulgated under their authority; 1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); b) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.); c) the Resource Conservation and Recovery Act of 1976 as amended (42 U.S.C. Sections 6901 et seq.); d) the Water Pollution and Control Act, as amended (33 U.S.C. 1317 et seq.); and e) Florida Statutes 403.703.

(l)                                     Intentionally Omitted

(m)                               Lease.  This Lease, including all Exhibits and the Addendum, and any modifications to it which may from time to time be duly executed by the parties hereto.

(n)                                 Lease Term.  The term of this Lease, as provided in Section 1.01(e), as modified by Section 2.03(d).

(o)                                 Lease Term Commencement Date.  The date upon which the Lease shall commence as provided in Section 2.03(a).

(p)                                 Lease Year.  Consecutive twelve calendar month periods commencing on the Lease Term Commencement Date as modified by Section 2.04

(q)                                 Legal Authority.  Any domestic or foreign federal, state, county, municipal, or other government or governmental or quasi-governmental department, commission, board, bureau, court, agency, or instrumentality having jurisdiction or authority over Landlord, Tenant, and/or all or any part of the Premises.

(r)                                    Legal Requirement.  Any law, statue, code, rule, regulation, ordinance, order, judgment, decree, writ, injunction, franchise, permit, certificate, license (including any beer, wine or liquor license), authorization, registration, or other direction or requirement of any Legal Authority, which is now or in the future applicable to the Premises, including those not within the present contemplation of the parties.

(s)                                  Rent (or rent).  Payments, in legal currency of the United States of America, by Tenant to Landlord of the Base Rent, the Additional Rent, all applicable State and local sales tax, and all other payments owed by Tenant to Landlord in accordance with the terms and conditions of this Lease

ARTICLE II

Premises, Use of Common Areas, and Lease Term

Section 2.01                            Lease of Premises.

In consideration of the rents, covenants, and agreements of Tenant, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, subject to the terms and conditions of this Lease.

Section 2.02                            Use of Common Areas.

The use and occupation by Tenant of the Premises shall include the non-exclusive use, in common with others, of the joint use areas of the Building (“Common Areas”) and common areas located in Gulfcoast Corporate Park as they may exist from time to time, subject to the terms and conditions of the Covenants, Conditions, Easements, and Restrictions, as the same may be amended from time to time, applicable thereto.

Section 2.03                            Lease Term.

(a)                                  Commencement Date.  The term of the Lease shall be effective October 1, 2005, unless delayed as set forth in Section 2.03(b).

(b)                                 Commencement Date Delay.  The parties hereto acknowledge that the right to occupy the Building is currently held by Peek Holding Corporation (“Peek”).  In the event that Peek has not surrendered its interest in the Premises to Landlord prior to the Commencement Date, Landlord shall pursue all reasonable legal means to evict Peek or otherwise terminate Peek’s interest, if any, by December 31, 2005.  The parties further acknowledge that Tenant is currently occupying the Premises and, provided all rent payments are made as set forth in Section 1.01(h), Landlord shall not contest Tenant’s occupancy.  At such time as the interests of Peek are terminated, this Lease shall commence.  By so acknowledging Tenant’s occupancy, Landlord does not waive any rights Landlord now has or may have in the future against Peek.  The parties further agree to enter into a Memorandum memorializing the Commencement Date in the event of a delay as provided in this Section.

(c)                                  Intentionally Omitted.

(d)                                 Term.  The Lease Term shall be that provided in Section 1.01(e).  The Lease Term shall terminate on the last day of the period provided in Section 1.01(e) unless sooner terminated or extended as provided in this Lease.  Should the Lease Term Commencement Date occur on a day other than the first day of a calendar month, the Lease Term shall include such partial month in addition to the term described in Section 1.01(e).

(e)                                  Option to Renew.  Provided Tenant is not in default hereunder beyond all applicable grace or notice and cure periods, Tenant shall have the right and option to renew the Lease Term (the “Renewal Option”) for one (1) two (2) year term.   The Renewal Term shall be on the same terms and conditions as contained in this Lease; provided, however, that the Base Rent payable by Tenant during the Renewal Term shall be equal to the then prevailing fair market rent for the Premises as of the commencement date of Renewal Term (the “Renewal Rent”) as determined by Landlord.  In any event, the Base Rent for the Renewal Term shall be no less than the Base Rent being paid during the last year of the Initial Term.  In order to exercise such Renewal Option, Tenant shall provide written notice to Landlord of its exercise of such Renewal Option not less than nine (9) months prior to commencement of the Renewal Term.  Within ten (10) days of Landlord’s receipt of written notice, Landlord shall provide Tenant with written notice of the Renewal Rent rate.  Tenant shall then have ten (10) days from receipt of Renewal Rent rate notice to provide written notice of its intent to cancel the Renewal Option or proceed with the Renewal Option.

ARTICLE III

Rent

Section 3.01                            Commencement of Rent.

Tenant’s obligation to pay Base Rent and Additional Rent shall commence on the Lease Term Commencement Date, provided that during the term of October 1, 2005 through December 31, 2005, Tenant shall not be obligated to pay for association fees, insurance or Taxes, as defined herein as Additional Rent.  Should the Lease Term Commencement Date occur on a day other than the first day of a calendar month, then the Rent for the period from such date to the first day of the first full month shall be prorated on a per-diem basis and shall be paid on the Lease Term Commencement Date.

Section 3.02                            Payment of Rent.

The Base Rent and Additional Rent shall be payable by Tenant in equal monthly installments, together with all applicable sales taxes, on the first day of each month, in advance, at Landlord’s address set forth in Section 1.01(a) or at such other place designated by Landlord from time to time, without any prior demand and without any deduction, holdback or setoff.

Section 3.03                            Cost of Living Adjustment to Base Rent.

Commencing as of January 1, 2007, and each January 1st thereafter during the Lease Term, the Base Rent shall be increased by the amount that is obtained by multiplying the Base Rent for the immediately preceding Calendar year by the percentages set forth in Section 1.01(i).

Section 3.04                            Real Estate Taxes and Improvement Assessments.

Subject to reimbursement as set forth in Section 3.05, Landlord shall pay all Taxes (as defined below) on or before the same become delinquent.  “Taxes” means all ad valorem and real property taxes, assessments or similar charges levied or assessed by any Legal Authority against all interest in real property which are now or hereafter becomes a part of the Premises, and such other costs and fees incurred by Landlord in contesting any such taxes, assessments, or charges and/or negotiating with any such Legal Authority with respect thereto.  In the event any Legal Authority shall levy any general or special assessment for public improvements applicable to the Building (“Improvement Assessments”), Landlord shall also pay such Improvement Assessments on or before the date same become delinquent; provided, however, that (i) Landlord shall be required to take the benefit of any statute or ordinance permitting any such assessment for public betterments or improvements to be paid over a period of time; (ii) Landlord shall promptly pay any assessments and taxes such that Tenant shall have no liability for late charges or penalties; (iii) Premises’ Operating Costs shall only include the payment of such installments as shall fall due prior to the expiration of the Lease Term; and (iv) Tenant’s liability hereunder shall be limited to the first Seven Thousand Five Hundred Dollars ($7,500.00) of assessment per acre on a cumulative basis over any five (5) year period and Landlord shall pay any assessments in excess of said sum, per acre (which excess amount shall not be included in Premises’ Operating Cost).

Section 3.05                            Tenant to Bear Premises’ Operating Cost.

This is to be a triple net lease and therefore from and after January 1, 2006, the Tenant shall pay, and be responsible for, all of Premises’ Operating Cost.  The items and charges comprising the Premises’ Operating Cost shall include, without limitation, lighting; sewer and water charges; Taxes and Assessments; non-ad valorem taxes; sanitary control; removal of trash, rubbish, garbage, and other refuse; cost of security; and all other charges, costs, and expenses which arise from the operation, maintenance, and repair of the Building, as described in Section 1.01(j).  Notwithstanding anything contained in this Section 3.05 to the contrary, Operating Expenses and Premises’ Operating Costs shall not include: (i) cost for which Landlord is reimbursed by insurance or otherwise actually compensated; (ii) except for replacement of capital items under Section 8.01, costs which are to be capitalized in accordance with generally accepted accounting principals consistently applied (“GAAP”) except that non-capitalized expenses which have been capitalized by Landlord may be included in Common Area Maintenance Costs; (iii) repairs necessitated by the gross negligent acts or omissions of Landlord or Landlord’s agents, representatives, employees or contractors, or of any second floor tenant, its agents, representatives, employees and contractors; (iv) depreciation; (v) amounts paid for services not available to Tenant; (vi) Landlord’s general overhead; (vii) Landlord’s costs of repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Premises, Building or Common Areas; (viii) repairs or replacements which are the responsibility of Landlord under this Lease; (ix) executive salaries or salaries of service personnel to the extent that the salaries do not relate to the management, operation, repair or maintenance of the Premises or Common Areas; (x) charges for electricity consumption on second floor if space is leased (Tenant shall be reimbursed actual cost if separately metered or $1.20 per sq. foot of occupied space if not separately metered, said reimbursement to be paid to Tenant within ten (10) days of presentation of paid utility bill to Landlord); and; (xi) housekeeping service for any 2nd floor tenant; (xii) any other expenses which, in accordance with GAAP, would not normally be treated as operating costs by landlords of comparable buildings in the area in which the Building is located.  Landlord and Tenant intend that Premises’ Operating Costs paid by Tenant under this Lease shall reimburse Landlord for only actual costs incurred by Landlord but not provide a profit to Landlord.

Section 3.06                            Payment of Additional Rent.

(a)                                  Landlord shall estimate the Taxes and the Premises’ Operating Costs not directly paid by Tenant (e.g., Assessments and Insurance costs), and Tenant shall pay one-twelfth (1/12) thereof monthly in advance, together with each monthly payment of Base Rent.  Landlord shall estimate and account for Premises’ Operating Costs on a calendar-year basis and shall provide notice and reasonable documentation of prior years’ actual expenses and the estimate of the then-current calendar year’s Premises’ Operating Costs no later than May 1 of each year with the change in estimated payment to be effective with the June Rent payment each year.  If at any time during any Lease Year Landlord determines that the actual Premises’ Operating Costs have changed over the estimated costs by an identifiable amount (e.g. an increase or decrease in insurance cost or Regular or Special Assessments), the Landlord shall provide Tenant notice and reasonable documentation of said change and the estimated monthly Additional Rent shall be adjusted effective with the next following Rent Payment, but in no event less than twenty (20) days following Landlord’s notice.  Within ninety (90) days following the end of each calendar year, Landlord shall furnish Tenant statements of the actual Taxes and the actual Premises’ Operating Cost not directly paid by Tenant for that year, and there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit to Tenant against future Rent (or payment to Tenant if at the end of the Term hereof), as the case may require.  Landlord’s failure to provide notice within such time shall not relieve Tenant of its obligations to pay the entire amount due from Tenant for such period.  Tenant covenants and agrees that Tenant shall remain liable to and shall pay the Taxes and the Premises’ Operating Cost not directly paid by Tenant in the amounts and times as set forth herein, notwithstanding any termination of this Lease by reason of any default of Tenant; this covenant shall survive any such termination.

(b)                                 Tenant shall pay, as Additional Rent, all sales, use, and other taxes imposed by any governmental authorities upon the manufacture, sale, use, transmission, distribution or other process necessary or incidental to the furnishing of utilities or other services to the Premises.  Tenant shall pay before delinquency all personal property taxes and assessments on the property of Tenant located on the Premises and on additions and improvements on the Premises belonging to Tenant.  Tenant shall also pay, as Additional Rent, all sales taxes assessed by governmental authority against the Base Rent and Additional Rent and other payments to be made pursuant to this Lease, even though the taxing statute or ordinance may purport to impose such sales tax against Landlord.  The payment of all sales tax shall be made by Tenant to Landlord on a monthly basis, concurrently with payment of the Base Rent.

(c)                                  Tenant shall have the right to audit Landlord’s books and records to determine the accuracy of the Premises’ Operating Costs and Tenant’s share thereof.  In the event that the Tenant’s audit reveals that the Tenant was overcharged for Premises’ Operating Costs, then Landlord shall, within thirty (30) days of filing Tenant’s written demand, provide additional documentation supporting the prior year’s Premises’ Operating Costs or shall reimburse Tenant for the overpayment.  To the extent that such overpayment is greater than or equal to five percent (5%) of Tenant’s Premises’ Operating Costs for the year in question then Landlord shall also reimburse Tenant for Tenant’s costs.

Section 3.07                            Additional Rent.

Any and all sums of money or charges required to be paid by Tenant under this Lease other than Base Rent shall be considered “Additional Rent” whether or not the same be so designated and Landlord shall have all rights to enforce due and timely payment by Tenant of Additional Rent as are available to Landlord with regard to Base Rent.

ARTICLE IV

Intentionally Omitted

ARTICLE V

Conduct of Business and Use of Premises by Tenant

Section 5.01                            Use of Premises.

Tenant shall occupy the Premises without delay upon the Lease Term Commencement Date.  Except as otherwise specifically provided herein, Tenant shall, continuously and without interruption, use the Premises solely and exclusively for the Permitted Use as shown in Section 1.01 (f) of this Lease.  Tenant shall not use, permit or suffer the use of the Premises for any other business or purpose, nor by any other party.

Section 5.02                            Waste or Nuisance.

Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may adversely affect Landlord’s interest in the Premises.

Section 5.03                            Governmental Regulations.

Tenant shall, at Tenant’s sole cost and expense, comply with all Legal Requirements of all Legal Authorities regulating Tenant’s use and occupancy of the Premises, including but not limited to those regarding building and zoning codes, Hazardous Materials, Americans with Disabilities Act, and all similar matters, now in force or which may hereafter be in force.  Tenant shall cooperate with Landlord in Tenant’s observance of all such matters.  Tenant shall indemnify, defend and save Landlord harmless form penalties, fines, costs, expenses, suits, claims, damages and attorneys’ fees and costs resulting from Tenant’s failure to perform its obligations in this Section or otherwise resulting from Tenant’s occupancy of the Premises.  The provisions of this Section shall survive the expiration or termination of this Lease.

Section 5.04                            Hazardous Materials.

(a)                                  Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept, used, generated or disposed of in or about the Premises.  Except to the extent that the same shall have occurred as a result of any act or omission of the Landlord, its agents or employees, if during the Term of this Lease the Premises becomes contaminated in any manner caused by Tenant, Tenant shall indemnify and hold harmless Landlord from any and all claims, damages, fines, judgments, losses or liabilities, investigation, cleanup, removal or restoration mandated by or related to a federal, state or local agency, or political subdivision, and any and all sums payable for settlement of claims, attorneys’ fees, consultant and expert fees) arising from, growing out of or related to Hazardous Materials as described or anticipated in this Section.  Tenant shall comply with all terms set forth in the Hazardous Materials Prevention Contamination, if

any, and Response Plan for the Gulfcoast Corporate Park and the applicable requirements of the Manatee County Land Development Code, as amended, which pertain to Hazardous Materials.

(b)                                 If Tenant causes or permits the discharge of any Hazardous Material on the Premises, Tenant shall promptly at its sole expense take all reasonable or necessary actions to return the Premises to the condition existing prior to the presence of the Hazardous Materials, after first obtaining Landlord’s approval for such remedial action.  Tenant’s remedial action hereunder shall comply with all Legal Requirements and Landlord’s approval shall not be required for remedial actions required under any Legal Requirement.  If Tenant does not promptly initiate and diligently pursue full remediation in compliance with Legal Requirements, Landlord may, following reasonable notice to Tenant, do so and Tenant shall reimburse Landlord, as Additional Rent.

(c)                                  The provisions of this Section 5.04 shall survive the expiration or termination of this Lease.

(d)                                 Notwithstanding the provisions of Section 5.04(b), Tenant may introduce and store within the Premises, chemicals, compounds, solvents and similar materials ordinarily used in Tenant’s business operations, which may constitute Hazardous Materials, provided that such materials are stored and utilized in accordance with all Legal Requirements.  Tenant shall be liable under Section 5.04(c) for any discharge or mishandling of materials permitted on the Premises pursuant to this Section.

Section 5.05                            Radon.

The following statement is made to conform with Florida Statutes:

Radon Gas:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

ARTICLE VI

Security Deposit

Section 6.01                            Amount of Deposit.

Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit as provided in Section 1.01(k).  This sum may be co-mingled with other funds of Landlord, and Landlord shall have no liability for the accrual or payment of any interest thereon.  In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease, then Landlord, at its option and upon written notice to Tenant, may apply the Security Deposit, or as much thereof as Landlord may deem necessary, to compensate Landlord for all loss or damage sustained or suffered by Landlord due to such default or failure on the part of Tenant.  Should any portion of the Security Deposit be so applied by Landlord, then Tenant shall, upon the written demand of Landlord, remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and Tenant’s failure to do so within fifteen (15) days after receipt of such demand shall constitute an Event of Default under this Lease.  Should Tenant comply with all terms, covenants and conditions and promptly pay all the Base Rent and Additional Rent as it falls due, and all other sums payable by Tenant to Landlord, the Security Deposit (to the extent not attributed to the first or last month’s Base Rent) shall be returned in full to Tenant within forty-five (45) days of the expiration of the Lease Term, as it may be extended pursuant to the terms of this Lease.

Section 6.02                            Transfer of Deposit.

Landlord may deliver the Security Deposit to the purchaser of Landlord’s interest in the Premises, in the event that such interest is sold, and, provided such purchaser has assumed in writing the obligations of Landlord hereunder, thereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.

ARTICLE VII

Signs, Fixtures and Alterations

Section 7.01                            Installation by Tenant and Landlord.

Tenant will not place or permit to be placed or maintained on any exterior door, wall or window of the Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, letter of advertising matter on the glass of any window or door, nor will any illuminated sign be placed in the window display area of the Premises without first obtaining Landlord’s written approval and consent, which consent will not be unreasonably withheld; provided, however, the Landlord may give consideration to the aesthetic effect of any such sign when compared to other signage located within Gulfcoast Corporate Park.  Tenant may erect a sign within the area designated by Landlord, which sign shall be subject to the prior written approval of Landlord, which shall be subject to the same aesthetic standards set forth in the previous sentence.  Notwithstanding the foregoing, Landlord hereby approves the existing signage on and in the Building.  Tenant further agrees that such signs, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved shall be maintained in good condition and repair at all times.  Landlord may also approve and install signage for any 2nd Floor Tenant, to be placed in the joint use entry area, consistent with approvals as set forth above.

Section 7.02                            Responsibility of Tenant Regarding Alterations.

Tenant shall make no Alterations in or to the Premises without the written consent of Landlord, which consent may be given or withheld in Landlord’s reasonable discretion and may be predicated on, among other things, Tenant’s use of contractors acceptable to Landlord, Tenant’s furnishing plans acceptable to Landlord, Tenant’s obtaining acceptable payment and performance bonds for any Alterations.  Tenant’s obtaining the consents, if required, of Landlord’s mortgagee(s), and Tenant’s obtaining all appropriate governmental permits and approvals at Tenant’s expense prior to the beginning of the work.  All Alterations to the Premises remaining at the end of the Lease Term shall remain the property of Landlord.  In no event shall Tenant remove such Alterations without the prior written consent of Landlord.  Upon expiration of the Term of this Lease or early termination hereof, if Landlord notified Tenant at the time of Landlord’s approval of such alterations that Landlord requires that such Alterations be removed, Tenant shall remove such Alterations within five (5) days of Landlord’s written demand for such removal and shall restore the Premises to the condition that existed prior to the Alterations, ordinary wear and tear, casualty loss, and condemnation excepted.

In accordance with the applicable provisions of the Florida Construction Lien Law, Florida Statutes 713.10, no interest of Landlord, whether personally or in the Building, or the Premises, shall be subject to liens for improvements made by Tenant or caused to be made by Tenant under this Lease.  Further, Tenant acknowledges that Tenant, with respect to improvements or alterations made or caused to be made by Tenant under this Lease, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating Landlord’s liability for such liens.  In the event that a claim of lien is filed against the Building or the Premises in connection with any work performed by or on behalf of Tenant, Tenant shall satisfy such claim within thirty (30) days from the date of filing.  In the event that Tenant fails to satisfy such claim within such thirty (30) day period, Landlord may thereafter charge Tenant, as Additional Rent, all costs incurred by Landlord in connection with the satisfaction of such claim, including attorneys’ fees.  Further, Tenant agrees to indemnify, defend and save Landlord harmless from and against any damages or loss incurred by Landlord as a result of any such claim of lien.  If so requested by Landlord, Tenant shall execute a short form or memorandum of this Lease which may, in Landlord’s discretion, be recorded in the Public Records for the purpose of protecting Landlord’s estate from claims of lien, as provided in the Florida Statutes.  Nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of Landlord to liability under the Mechanic’s Lien Law of the State of Florida; it being expressly understood that the Landlord’s estate shall not be subject to such liability.

Section 7.03                            Tenant Property Removal.

Notwithstanding any contrary provision of this Lease, upon expiration of the term of this Lease or its earlier termination, Tenant shall promptly at its sole cost and expense remove its furniture, fixtures and equipment from the Premises.  For the purposes hereof, Tenant’s furniture, fixtures and equipment shall include without limitation the following: furniture, furnishings, art work, computer systems (excluding wiring), telephone systems (excluding wiring), modular furnishings and work stations (“cubicles”), tools, jigs, assembly tables, air compressors, and similar personal property acquired by Tenant with Tenant’s funds and installed upon the Premises by Tenant or at Tenant’s direction.  In no event shall the personal property to be removed by Tenant hereunder include any personal property constructed or originally provided by Landlord, including but not limited to, floor coverings, wall coverings, lighting fixtures, ceiling fans, refrigerators, dishwasher, plumbing fixtures, or heating, ventilation and air conditioning equipment.  In the event any of the personal property to be removed by Tenant hereunder is attached to the Premises, Tenant shall promptly repair any damage to the Premises caused by such removal at its sole expense.

ARTICLE VIII

Repairs and Maintenance of Premises

Section 8.01                            Tenant’s Responsibility.

In the performance of its responsibilities under Section 3.05, Tenant agrees to repair and maintain the Premises in good order and condition, ordinary wear and tear, casualty loss, and condemnation excepted, which maintenance and replacement, if necessary, shall be accomplished in such manner and with such materials as shall maintain the same quality of construction of the improvements as existed upon delivery to the Tenant and which shall include, maintenance, repair, and replacement of all portions of the Premises except those portions to be maintained by Landlord under Section 8.02, including without limitation:  (i) repair or replacement of broken plate or window glass (excluding damage caused by settling or structural defect); (ii) repair of damage caused by Tenant, its employees, agents, contractors, customers, licensees, or invitees; (iii) interior repainting and redecoration; (iv) repair and maintenance of all doors, including overhead doors; (v) all janitorial work within the improvements located upon the Premises; (vi) gardening and landscaping; (vii)  resurfacing of paving upon the Premises and line painting; (viii) lighting fixtures and electrical system (as limited herein); (ix) sign maintenance; (x) plumbing fixtures and plumbing system (as limited herein); (xi) heating ventilation and air conditioning equipment and system (“HVAC System”) (as limited herein); (xii) irrigation system (including any pump and well on the Premises dedicated solely to irrigation of the Premises); (xiii) exterior painting; (xiv) security system; and (xv) maintenance and cleaning of roof drains.  Landlord shall not be liable for any damages caused by or growing out of any breakage or leakage of the electrical wiring, air conditioning or heating pipes and equipment, water closets, plumbing, appliances, other equipment, or facilities serving the Premises, except as provided in Section 8.02. Tenant’s responsibility for repair and replacement of the plumbing system shall be limited to:  (i) the first Two Thousand Dollars ($2,000.00) of repair expenses for said system in any calendar year, wherever located, and, after payment of Two Thousand Dollars ($2,000.00) for such expenses, (ii) only those components of said system located to the exterior of any finished wall, floor or ceiling including but not limited to fixtures, piping and valves.  Tenant’s responsibility for repair and replacement of the electrical system shall be limited to (i) the first Two Thousand Dollars ($2,000.00) of repair expenses for said systems in any calendar year, where ever located, and, after payment of Two Thousand Dollars ($2,000.00) for such expenses, (ii) only those components of said system located to the exterior of any finished wall, floor or ceiling or within a junction box (switch or outlet box) or circuit breaker panel accessible at a finished wall, floor or ceiling including but not limited to fixtures, switches, outlets, and circuit breakers.  In no event shall Landlord be liable for damages or injuries arising from failure to make repairs, nor shall Landlord be liable for damages or injuries arising from defective workmanship or materials in making any such repairs.  Tenant’s responsibility for maintenance and repair of the HVAC System shall be limited to maintaining a service contract for routine inspection, servicing and maintenance of the System with a reasonably qualified HVAC service company and performing any repair or replacement of components of the HVAC System the cost of which on a per occurrence basis is equal to or less than the “maximum repair expense” (defined as follows.)  Tenant’s “maximum repair expense” shall be $500.00 per occurrence of repair during the first Lease Year and shall increase by $25.00 during each subsequent Lease Year. The Tenant’s service contract for the HVAC System shall include as a minimum quarterly inspections of the System, replacement of filters, cleaning of coils, checking and refilling of coolant, and related services. Such repair or maintenance obligations of Tenant shall be considered Tenant’s responsibility for Premises’ Operating Cost or replacement.  Tenant shall provide Landlord with any and all service contracts maintained with regard to the Premises and improvements upon the Premises.

Section 8.02                            Landlord’s Responsibilities.

The Landlord’s responsibility for maintenance and repair of the Premises and the Building shall be limited to the structural components of the Premises and Building, including specifically foundation and concrete slabs, walls, exterior windows, doors, and seals, roof structure, roofing system, defective paving, the electrical system (except items maintained by Tenant under Section 8.01), the plumbing system (except items maintained by Tenant under Section 8.01), HVAC System (except items maintained by Tenant under Section 8.01).  Landlord shall also be responsible for maintenance and repair of the interior 2nd floor space and elevator serving same.  In the event of repairs to the HVAC System the cost of which exceed the “maximum repair expense” on any occurrence, the Landlord shall bear the entire cost of such repair.  In the event Tenant incurs a repetitive “maximum repair expense” on the same compressor within any calendar year period and Tenant reasonably believes a replacement versus a repair is required, Landlord shall make such replacement or pay the entire cost (Tenant shall not pay the “maximum repair expense”) for ongoing repair on the particular compressor.  In the event Landlord leases the 2nd floor space, Landlord shall pay to modify access security system for the building.  This shall eliminate the Tenant’s security into the joint use entrance and replace it with a coded access and timer system to control access during non business hours.

Section 8.03                            Emergency Repairs.

In the event that any portion of the Premises or a component thereof requires emergency repair to prevent further damage to the Premises or Tenant’s personal property therein, either party may take such minimum steps as reasonably required to stabilize the damaged or defective condition and the party responsible for such repair under Section 8.01 or 8.02 shall promptly reimburse the party performing the repair upon notice of the repair and reasonable evidence of the cost thereof.  In all events the party identifying the need for emergency repair shall reasonably attempt to notify the party responsible for said repair under Section 8.01 or 8.02 prior to undertaking any repair, and provide written notice promptly following any such repair describing the extent and nature of the emergency repair.

Section 8.04                            Return of Premises.

Landlord shall not be obligated or required to make or conduct any other maintenance or repairs, and the Premises shall be kept in good repair and condition by Tenant, ordinary wear and tear, casualty loss, and condemnation excepted.  At the end of the Lease Term, Tenant shall deliver the Premises to Landlord in good repair and condition, reasonable wear arising from Tenant’s permitted use of the Premises, casualty loss, and condemnation excepted.

ARTICLE IX

Insurance and Indemnity

Section 9.01                            Liability Insurance.

Tenant shall, during the entire term hereof, keep in full force and effect; commercial general liability insurance providing bodily injury and property damage and liability insurance in an amount not less than One Million Dollars ($1,000,000.00) per one occurrence, and worker’s compensation insurance in the maximum amount permitted under Florida law.  The policy shall name Landlord and Landlord’s mortgagee(s) as an additional insured and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days’ prior written notice.  The insurance shall be with an insurance company licensed to do business in Florida, and at least A-rated in the most current edition of Best’s Insurance Reports and acceptable to Landlord and a copy of the policy and a certificate of insurance shall be delivered to Landlord prior to the commencement of the Lease Term.  In no event shall the limits of said insurance policies be considered as limit the liability of Tenant under this Lease.  In the event that Tenant shall fail to obtain or maintain in full force and effect any insurance coverage required to be obtained by Tenant under this Lease, Landlord may procure same from such insurance carriers as Landlord may deem proper and Tenant shall pay, as Additional Rent, any and all premiums, costs, charges and expenses incurred or expended by Landlord in obtaining such insurance.  Notwithstanding the foregoing sentence, Tenant shall nevertheless hold Landlord harmless from any loss or damage incurred or suffered by Landlord from Tenant’s failure to maintain such insurance, and this provision shall survive the expiration or termination of this Lease.

Section 9.02                            Fire and Extended Coverage Insurance.

At all times during the Lease Term, Landlord shall maintain in effect policies of insurance covering the Premises and the Building in an amount not less than its full insurable value, providing protection against any peril included within the standard classification of “Fire and Extended Coverage,” together with insurance against vandalism, theft and malicious mischief and insurance covering replacement of all the plate glass of the Premises (provided such coverage is conventionally available).  The proceeds of such insurance shall be used to repair or replace the Premises so insured.  All property, including without limitation stock, inventory, fixtures and equipment belonging to Tenant shall be on the Premises at the risk of Tenant and shall be fully insured by Tenant, and Landlord shall not be liable for damage, theft or misappropriation of such property of Tenant except as results solely from the gross negligence or intentional misconduct of Landlord or its agents, employees, or contractors.  The Landlord’s cost of providing insurance coverages hereunder shall be paid by Tenant as an element of Premise’s Operating Cost.

Section 9.03                            Prohibited Articles.

Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by the standard form of fire and extended risk insurance policy.  Tenant agrees to promptly make, at Tenant’s cost, any repairs, alterations, changes and/or improvements to fixtures and equipment in the Premises required by the company issuing Landlord’s fire insurance on the Premises so as to avoid the cancellation of such insurance.  Landlord confirms that the articles currently used, sold, or offered for sale in or upon the Premises by Tenant do not contravene the provisions of this Section 9.03.

Section 9.04                            Indemnification of Landlord

Tenant shall indemnify, defend and save Landlord harmless from and against any and all claims, actions, damages, arising out of any occurrence during the term of this Lease in, upon or at the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, lessees or any third party, except such claims, actions or damages resulting from any act or omission of: (i) Landlord, its agents, contractors, employees or servants; and (ii) any other tenants in the Building and their respective agents, contractors, employees, servants, or invitees.  Tenant shall protect and hold Landlord harmless and shall pay all costs and attorneys’ fees incurred by Landlord in connection with such litigation, and any appeals thereof or collections related thereto under this indemnity provision.  Landlord shall provide prompt notice to Tenant of any potential claim or damage which may be subject to Tenant’s indemnification hereunder and in no event shall Landlord settle or compromise any claim which Tenant may indemnify hereunder without notice of the terms of settlement to Tenant, and Tenant’s approval is not to be unreasonably withheld. The provisions of this Section shall survive the expiration or termination of this lease.

Section 9.05                            Intentionally Omitted.

Section 9.06                            Waiver of Subrogation.

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other (and against any assignee of Landlord and assignee or subtenant of Tenant) for any loss or damage that may occur to the Building or Premises or any improvements thereto, or any personal property of Landlord or Tenant, arising from any cause that: (i) is customarily insured against under the terms of special form (all-risk) property insurance; or (ii) is insured against under the terms of any property insurance actually carried.  The foregoing waiver shall apply regardless of the cause or origin of the claim, including, but not limited to, the negligence of a party or that party’s agents, officers, employees, or contractors.  The parties hereto, as between themselves, hereby waive the right to seek or collect punitive or consequential damages.

ARTICLE X

Utilities

Section 10.01                     Payment and Metering.

Tenant shall be solely responsible for and promptly pay directly to the utility or other provider of such service all charges for gas, electricity or any other utility (including water and sewer) used or consumed in the Premises (and the 2nd floor space, in accordance with the terms of Section 3.05), including hookup and connection fees charged by the provider for the commencement and delivery of utility services, but in all events excluding utility impact fees, if any, to be paid with respect to the Premises.  If any such charges are not paid when due, Landlord may, at its option, pay the same, and any amount so paid by Landlord shall be due to Landlord from Tenant as Additional Rent.

ARTICLE XI

Subordination and Attornment, Estoppel Certificate

Section 11.01                     Subordination and Attornment.

Tenant subordinates its rights under this Lease to the lien of any mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Premises or the Building, and to all advances made or hereafter to be made upon the security thereof; provided, however, that any such subordination shall be understood to include a commercially reasonable non-disturbance clause which will permit the Tenant to remain in possession of the Premises under the terms of this Lease so long as the Tenant is not in default hereunder; and provided, further, that any subordination provisions contained in a mortgage constituting a lien upon the Premises shall not in any way modify or amend any of the terms of this Lease.  This section shall be self-operative and no further instrument of subordination shall be necessary, but Tenant shall within ten (10) days following written request by Landlord execute and deliver any and all documents evidencing such subordination and failure to do so shall constitute an Event of Default under this Lease.  In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by the Landlord covering the Premises or in the event a deed is given in lieu of foreclosure of any such mortgage, upon receipt of notice thereof and assumption of the obligations of Landlord hereunder by the purchaser or grantee in lieu of foreclosure, Tenant shall attorn to the purchaser, or grantee in lieu of foreclosure, upon any such foreclosure or sale, and shall recognize such purchaser, or grantee in lieu of foreclosure, as the Landlord under this Lease.

Section 11.02                     Estoppel Certificate.

Tenant shall within ten (10) days following written request by Landlord, or any mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such mortgagee a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect and stating the modifications), and the date to which the Base Rent and any other payments due from Tenant have been paid in advance, if any, and stating whether or not there are defenses or offsets claimed by Tenant and Whether or not to the best of Tenant’s knowledge Landlord is in default in performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default.  The failure of Tenant to execute, acknowledge and deliver a statement in accordance with the provisions of this Section within said ten (10) day period shall constitute an Event of Default under this Lease.

ARTICLE XII

Assignment and Subletting

Section 12.01                     No Assignment.

Except as provided in Section 12.06, Tenant may not assign this Lease in whole or in part, nor sublet all or any portion of the Premises, nor grant occupancy rights to anyone other than Tenant, nor mortgage or lien all or a portion of the Premises (collectively and individually, a “transfer”), without the prior written consent of Landlord in each instance.  The consent by Landlord to any transfer shall not constitute a waiver of the necessity for such consent to any subsequent transfer.  Landlord may refuse to grant consent to any transfer by Tenant with or without cause and without stating the reasons for its refusal.  If Landlord in its sole discretion consents to the transfer, any assignee or subtenant or occupant or mortgagee or lienor, collectively and individually, (“transferee”), shall assume all obligations under this Lease and Tenant shall not be released from and shall remain fully liable for the performance of all provisions of this Lease except as provided in Section 12.06.

Section 12.02                     Proposal to Sublease or Assign.

Except as provided in Section 12.06, if Tenant desires to effect a transfer to a transferee, Tenant shall submit to Landlord a written request for the consent of Landlord to such transfer, which request shall be accompanied by the name and address of the proposed transfer, a description identifying the space to be sublet or occupied, a copy of the fully executed transfer agreement or contract therefore, conditioned only upon approval of Landlord, the nature and character of the business of the proposed transferee, and its proposed use of the Premises, current financial information on the proposed transferee, and such other information as Landlord may reasonably request.  Landlord shall have the option within thirty (30) days of receipt of such notice and information to approve or disapprove the proposed transferee, in its sole and arbitrary discretion.

Section 12.03                     Transfer of Lease.

Tenant shall not have (a) advertised or publicized in any way the availability of all or part of the Premises without prior notice to and consent by Landlord, or (b) publicly advertised the Premises for subletting whether through a broker, agent, representative, or otherwise at a rental rate less than that for which space in the Building is being offered for rent by Landlord.  Because Landlord has entered into this Lease with Tenant, and because the terms of this Lease are particular to Tenant, as it exists at time of execution of this Lease and as Landlord projects it will exist during the Lease Term, Landlord may require modifications in one or more terms of this Lease (including but not limited to Base Rent, Additional Rent, Lease Term, option or renewal clauses, if any) before Landlord consents to any transfer, except for transfers pursuant to Section 12.06.

Section 12.04                     Results of Transfers.

If Landlord in its sole discretion permits a transfer, the following results shall be automatically effectuated:

(a)                                  the transfer shall be deemed to contain a provision making such transfer subject to the terms and conditions of this Lease;

(b)                                 except as provided in Section 12.06, the transfer shall not release Tenant from the due, prompt and punctual performance of all the terms, covenants and conditions contained in this Lease on its part to be performed or observed including the payment of any Rent due and to become due under this Lease; and

(c)                                  the consent of Landlord to the proposed transfer shall not constitute a waiver of any provision of this Lease and, except for permitted transfers under Section 12.06, no further transfer shall be made without Landlord’s prior consent in writing; the transferee shall not further transfer the Premises without Landlord’s prior written consent and then only upon compliance with all the provisions contained in this Article XII.

Section 12.05                     Events Deemed Assignment.

Except in connection with a permitted transfer under Section 12.06, if there shall occur any change, or cumulative changes, in the ownership of and/or power to vote the majority of the outstanding capital stock of Tenant, whether such change or ownership is by sale, assignment, bequest, inheritance, operation of law or otherwise, then such change or changes shall be deemed an assignment subject to the provisions of this Article XII, i.e., the Tenant shall provide the Landlord with all of the information required to be delivered to Landlord under Section 12.02.

Section 12.06                     Permitted Transfer.

Notwithstanding anything contained in this Lease to the contrary, Tenant shall be entitled to transfer, sublease or assign the entire Premises without the Landlord’s consent to: (i) any entity whose shares are regularly and publicly traded on a National Securities Exchange as defined in the Securities Act of 1934, as amended; or (ii) to any entity that purchases or acquires substantially all the assets of the Tenant or forty-nine percent (49%) or more of the voting common stock of Tenant (through a merger, consolidation, acquisition, combination or otherwise), whether or not such resulting entity remains in Tenant’s name or continues to operate Tenant’s business on the Premises; (iii) to a parent, subsidiary, or affiliate of Tenant, or to a successor of Tenant (collectively “Permitted Transferees”).  In all events, such transferee shall specifically assume and agree to be bound by Tenant’s obligations under this Lease.  No transfer, assignment or sub-lease hereunder shall be effective until Landlord has received:  (i) notice of the Permitted Transferees’ complete name, and address for notices under this Lease, the nature of the business operations to be conducted upon the Premises by the Permitted Transferees, and a statement whether the underlying transaction is an asset sale or a stock transfer and (ii) only in the event of an asset sale transaction, the Permitted Transferee’s written assumption of the obligations under this Lease, assignment or sub-lease hereunder.  The effective date of any permitted transfer hereunder, shall in no event be earlier than fifteen (15) days after Landlord’s receipt of the required notice.  Permitted transfers hereunder shall not release Tenant from liability under this Lease unless such permitted transferee then possesses a net worth (as determined in accordance with generally accepted accounting principals consistently applied) greater than or equal to the net worth of the Tenant so determined as of the date of such transfer, assignment or sub-lease.  In the event Tenant desires to be released from liability under this Section, reasonable evidence of the proposed transferee’s net worth shall be provided to Landlord at the time the notice required under this Section is provided to the Landlord.  Notwithstanding any Permitted Transfer, assignment or subletting, the Guarantor shall remain liable under its Guaranty Agreement attached as Exhibit “D.”

ARTICLE XIII

Rules and Regulations

Section 13.01                     Rules and Regulations.

The Protective Covenants, Conditions, Easements, and Restrictions of Gulfcoast Corporate Park attached as Exhibit “B” are a part of this Lease, and Tenant agrees to comply with and abide by same.  Tenant’s failure to keep and observe said rules and regulations shall constitute an Event of Default under this Lease.  The Protective Covenants, Conditions, Easements, and Restrictions of Gulfcoast Corporate Park may, from time to time, be amended and, as so amended, will supplement the rules and regulations, and such revised rules and regulations shall automatically become a part of this Lease.  Provided, however, Tenant shall not be required to comply with any revised Rules and Regulations which may conflict with the obligations of the parties under this Lease.

ARTICLE XIV

Destruction of Premises

Section 14.01                     Total or Partial Destruction.

If the Premises shall be damaged by fire, the elements, unavoidable accident or other casualty, without the fault of Tenant, but are not thereby rendered untenantable in whole or in part, Landlord shall, to the extent of available insurance proceeds, cause such damages, except to Tenant’s equipment and trade fixtures, to be repaired, and the Rent and other charges payable by Tenant hereunder shall not be abated.  If by reason of such occurrence, the Premises shall be rendered untenantable only in part, Landlord shall, to the extent of available insurance proceeds, cause the damage, except to Tenant’s equipment and trade fixtures, to be repaired, and the Base Rent meanwhile shall be abated proportionately as to the portion of the Premises rendered untenantable.  With respect to partial destruction, Landlord shall promptly procure necessary plans and materials necessary to obtain a building permit to complete reconstruction, apply for and obtain such building permit, and commence construction within one hundred eighty (180) days following the date of partial destruction, subject to a reasonable extension in the event the building permit is delayed due to the action or inaction of the issuing agency and shall complete repairs and restoration of the Premises to a condition substantially the same as the condition of the Premises prior to the damage within one hundred eighty (180) days after commencement.  If the Premises shall be rendered wholly untenantable by reason of such occurrence, Landlord shall at its own expense cause such damage, except to Tenant’s equipment and trade fixtures, to be repaired and the Base Rent meanwhile shall be abated in whole.  Landlord’s obligations to repair pursuant to this Section apply and extend only to the extent of Landlord’s original obligation to construct, as defined in this Lease.  If fifty percent (50%) of more of the Premises are rendered untenantable, then Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within sixty (60) days after said occurrence, to elect not to reconstruct the destroyed Premises, and in such event this Lease and the tenancy hereby created shall cease as of the date of the said occurrence.  During any period that Base Rent is abated in whole or part under this Section or Section 15.01, Additional Rent shall likewise be abated. If this Lease is terminated under this Section, all Deposits and other sums due under this Lease shall be promptly refunded to Tenant after payment of all accrued but unpaid rents, if any.  For purposes of the Article XIV and Article XV below, the term “untenantable” shall mean a condition under which Tenant cannot use the area in question in substantially the same manner and to substantially the same extent as Tenant used such area prior to the damage or taking, respectively.

Section 14.02                     Damage Near End of Term.

If the Premises are destroyed or materially damaged during the last twelve (12) months of the Lease Term and the estimated time for repair exceeds ninety (90) days (from commencement of construction), Landlord may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Tenant of its election to do so within thirty (30) days after the date of occurrence of such damage.  For the purpose hereof, the ninety (90) day repair period shall be determined based upon a written report/ time estimate prepared by an independent licensed general contractor obtained by Landlord.

Section 14.03                     Reconstruction of Improvements.

Any reconstruction of the Premises under this Section shall be in substantial conformity with the improvements as they existed prior to the casualty.  Tenant, at its sole cost and expense, shall be responsible for the repair and restoration of all Tenant improvements and the replacement of its stock in trade, trade fixtures, furniture, furnishings and equipment.  Tenant shall commence the installation of fixtures, equipment, and merchandise promptly upon delivery to it of possession of the Premises.  Landlord shall have no repair obligations if the damage of destruction is due to Tenant’s negligence or malfeasance.

ARTICLE XV

Eminent Domain

Section 15.01                     Total and Partial Condemnation.

If the entire Premises shall be appropriated or taken under the power or threat of eminent domain by any public or quasi-public authority, then this Lease shall terminate and expire as of the date of the vesting of title thereto in such authority, and Landlord and Tenant shall thereupon be released from any further liability or obligation hereunder (except for any liability which has accrued prior to the date of such termination).  If any part of the Leased Premises shall be taken as aforesaid and such partial taking shall render that portion not so taken untenantable, then this Lease shall terminate and expire as aforesaid.  In addition, if more than fifty percent (50%) of the net space in the Premises shall be taken as aforesaid, Landlord or Tenant may, by written notice to the other party, terminate this Lease, such termination to be effective as aforesaid.

If such partial taking is not so extensive as to render the part of the Premises not so taken untenantable, then this Lease shall continue in full force and effect except for the portion of the Premises taken, except that the Rent and all other sums due hereunder by Tenant shall be reduced in the same proportion that the net rentable square feet of space contained in the part of the Premises taken bears to the original net rentable square feet contained within the Premises leased to Tenant hereunder.  In such event, Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the building in which the Premises are contained so as to constitute the portion of such building not taken as a complete architectural unit.  For the purposes hereof, the amount received by Landlord shall mean that part of the award in condemnation for the value of the diminished fee which is free and clear to Landlord of any collection by any mortgagee, ground or underlying lessor or other party to any financing or refinancing of the Premises.

Tenant shall have the right to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damage to Tenant’s business, fixtures and improvements installed by Tenant at its own cost and expense provided same does not reduce the amount to be paid to Landlord.

Whenever the Rent Payment shall be abated pursuant to this Section 15.01, such abatement shall continue until the date which shall be the first to occur of: (i) fifteen (15) days after Landlord notifies Tenant that the Premises have been substantially repaired and restored; or (ii) the date Tenant’s business operations are restored in the Premises, as modified, if applicable.

Section 15.02                     Damages

In the event of any condemnation or taking as provided above, whether whole or partial, Tenant shall not be entitled to any part of the award, as damages or otherwise, for such condemnation.  Landlord shall receive the full amount of such award, and Tenant hereby expressly waives any right or claim to any part thereof.  Although all damages in the event of any condemnation shall belong to Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold or the fee of the Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any damage or loss to Tenant’s business by reason of the condemnation and for or on account of any cost or loss of Tenant in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment from the Premises.

Section 15.03                     Sale Under Threat of Condemnation.

A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Article XV.

ARTICLE XVI

Default

Section 16.01                     Tenant’s Events of Default.

Upon the occurrence of one or more of the following Events of Default, Landlord shall have any and all rights and remedies set forth in this Lease:

(a)                                  In the event Tenant should fail to pay any one or more monthly installments of Base Rent, or any other sums required to be paid as Additional Rent, as and when they become due; provided that Tenant shall receive written notice of payment default and have five (5) days following said notice to pay the monthly installment (together with any additional sums due under Section 16.02, if any) in full as to the first of such occurrences of such payment default during any calendar year.  If Landlord provides one (1) payment default notice in any calendar year no subsequent payment default during that calendar year shall require notice nor be subject to any grace period.

(b)                                 In the event a petition in bankruptcy under any present or future bankruptcy laws (including but not limited to reorganization proceedings) be filed by or against Tenant or any guarantor of this Lease and such petition is not dismissed within thirty (30) days from the filing thereof, or in the event an order for relief under Title II, U.S.C. is entered with respect to Tenant or any guarantor of this Lease is adjudged to be bankrupt.

(c)                                  In the event an assignment for the benefit of creditors is made by Tenant or any Guarantor of this Lease;

(d)                                 In the event of an appointment by any court of a receiver or other court officer of the property of Tenant or of any Guarantor of this Lease, and such receivership is not dismissed within thirty (30) days from such appointment;

(e)                                  In the event Tenant removes, attempts to remove, or permits to be removed from the Premises, except in the usual course of trade, the goods, furniture, effects or other property of Tenant brought thereon;

(f)                                    In the event Tenant, before the expiration of the Lease Term, substantially vacates or abandons the Premises, i.e., fails to occupy and use the Premises for thirty (30) days or more for causes other than fire casualty or force majeure;

(g)                                 In the event Tenant uses the Premises for any purpose other than the Permitted Use of Premises, or ceases to use the Premises for the Permitted Use of the Premises;

(h)                                 In the event an execution or other legal process is levied upon the goods, furniture, effects or other property of Tenant brought on the Premises, or upon the interest of Tenant in this Lease, and the same is not satisfied or dismissed within ten (10) days from such levy;

(i)                                     In the event Tenant violates any other term, condition or covenant on the part of Tenant to be performed hereunder, and fails to commence the remedy of the same within ten (10) days after written notice thereof is given by Landlord to Tenant and complete such remedy within thirty (30) consecutive days after such written notice; provided, however, that if such violation is not curable within thirty (30) days, then the Tenant shall be required to have commenced such remedy within such ten (10) days subsequent to such notice and continuously pursues such cure thereafter until completed.

Section 16.02                     Remedies of Landlord.

(a)                                  In the event of the occurrence of an Event of Default by Tenant, Landlord, at Landlord’s option, may elect to do one or more of the following:

1.             Accelerate all of the remaining Rent for the Lease Term, in which event all Rent shall become immediately due and payable.

2.             Terminate this Lease and re-enter the Premises and remove all persons and property from the Premises, either by summary proceedings or by any other suitable action or proceeding at law, or otherwise; or

3.             Without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises, either by summary proceedings or by any other suitable action or proceeding at law, or otherwise, and relet all or any part of the Premises.

4.             With respect to Tenant’s default under provisions of Section 16.01(i), Landlord may undertake to cure such event of default in a commercially reasonable manner and Tenant shall be liable for Landlord’s expenses incurred in curing such event of default together with interest at the rate of eighteen percent (18%) per annum, all of which shall be due and payable as Additional Rent hereunder.  Provided however, Landlord shall prior to incurring any expense hereunder provide notice to Tenant of the planned curative action and Landlord’s estimate of costs for such curative action and Tenant shall have ten (10) days after receipt of such notice to undertake appropriate curative action, failing which Landlord may do so as provided herein.

(b)                                 If Landlord elects to terminate this Lease:

1.             Landlord shall give written notice of such termination, which shall take effect ten (10) days after such notice is given, or such greater number of days as is set forth in such notice, fully and completely as if the effective date of such termination were the date originally set forth in this lease for the expiration of the Least Term;

2.             Tenant shall quit and peacefully surrender the Premises to Landlord, without any payment by Landlord for doing so, on a before the effective date of termination; and

3.             All Rent, including accelerated Rent, shall become due and shall be paid up to the effective date of termination, together with such expenses, including attorneys’ fees, as Landlord shall incur in connection with such termination.

(c)                                  No receipt of monies by Landlord from Tenant after termination of this Lease shall reinstate, continue, or extend the Lease Term, affect any notice previously given by Landlord to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent.

(d)                                 If Landlord terminates this Lease, Landlord shall be entitled to retain, free of trust, all sums then held by Landlord pursuant to any of the previous provisions of this Lease.  In the interim following such termination until the retention of such sums by Landlord free of trust, such sums shall be available to Landlord, but not to Tenant, pursuant to and for the purposes provided by the terms and conditions of this Lease.

(e)                                  If Tenant does not pay rent by the fifth (5th) day after it is due, a late charge of five percent (5%) of the delinquent payment shall be due, effective as of the first day payment was to have been made.  If the Landlord does not receive the rent due by the fifth (5th) day after it is due, the Landlord, at the Landlord’s option, may give written notice of late payment to the Tenant; provided, however, that if such late payment notice is given, a late charge of ten percent (10%) of the delinquent payment shall be due effective as of the first day payment was to have been made.  If the Tenant does not pay rent plus the late charge by the fifteenth (15th) day after the due date, interest on the outstanding amount due shall accrue at the rate of eighteen percent (18%) per annum on the total amount due and amounts outstanding until the same, plus all accrued interest thereon, is paid in full.  In the event any check, bank draft or negotiable instrument given for any payment under this Lease shall be dishonored at any time for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, to an administrative charge of Two Hundred Dollars ($200.00).

(f)                                    In the event of any re-entry and/or dispossession by summary proceedings or otherwise without termination of this Lease:

1.                                       All Rent shall become due and shall be paid up to the time of such re-entry and/or dispossession, together with such expenses, including attorney’s fees, as Landlord shall incur in connection with such re-entry and/or dispossession by summary proceedings or otherwise; and

2.                                       All Rent for the remainder of the Lease Term may be accelerated and due in full, the collection of such sums being subject to the provisions of Subsection 16.02(f), below; and

3.                                       Landlord may relet all or any part of the Premises, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be equal to, less than, or greater than the period which would otherwise have constituted the balance of the Lease Term.  In connection with such reletting:

(i)            Tenant or Tenant’s representative shall pay, as Additional Rent, to Landlord, as they are incurred by Landlord, such reasonable expenses as Landlord may incur in connection with reletting, including, without limitation, legal expenses, attorneys’ fees, brokerage commissions and expenses incurred in altering, repairing, and putting the Premises in good order and condition and in preparing the Premises for reletting;

(ii)           Tenant or Tenant’s representative shall pay to Landlord, in monthly installments on the due dates for Rent payments for each month of the balance of the Term, the amount by which any Rent payment exceeds the net amount, if any, of the rents for such period collected on account of the reletting of the Premises; any suit brought to collect such amount for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar action or proceeding;

(iii)          At Landlord’s option exercised at any time, Landlord shall be entitled to recover immediately from Tenant, in addition to any other proper claims, but in lieu of and not in addition to any amount which would thereafter become payable under the preceding subsection, a sum equal to the amount by which the sum of the Rent for the balance of the Lease Term, discounted based upon the prime rate less two percent (2%) to its then-present value, exceeds the net rental value of the Premises, discounted at the same annual rate to its then-present value, for the balance of the Lease Term.  In determining such net rental value of the Premises, the rent realized by any reletting of the Premises, if such reletting is upon terms generally comparable to the terms of this Lease, shall be deemed to be such net rental value;

(iv)          At Landlord’s option, Landlord may make such commercially reasonable alterations in or upon the Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of reletting the Premises to an identifiable prospective tenant.  The making of such alterations shall not operate or be construed to release Tenant from liability under this Section 16.02.  The cost of all such alterations and/or decorations shall be paid by Tenant to Landlord as Additional Rent;

(v)           Landlord shall have, receive, and enjoy as Landlord’s sole and absolute property, any and all sums collected by Landlord as Rent or otherwise on reletting the Premises after Landlord shall resume possession of the Premises as provided by this Lease, including, without limitation, any amounts by which the sum or sums so collected shall exceed the continuing liability of Tenant under this Lease.  If Landlord shall have accelerated Rent payments and collected same from Tenant, and subsequently shall have relet the Premises, then Landlord, after deducting all costs related to reletting, including, but not limited to, those described or anticipated in this Section 16.02, shall pay to Tenant the amount remaining which is collected as Rent for each month, to the extent Landlord shall have previously received the Rent for such month from Tenant.

(vi)          Landlord and Tenant agree that after the commencement of suit for possession of the Premises or after final order or judgment for the possession of the Premises, Landlord may demand, receive, and collect any monies due or coming due without in any manner affecting such suit, order, or judgment.  All such monies collected shall be deemed to be payments on account of the use and occupation of the Premises, or, at the election of Landlord, on account of Tenant’s liability under this Lease;

(vii)         The words “re-enter” and “re-entry”, as used in this Section 16.02, are not and shall not be restricted to their technical legal meaning, but are used in the broadest sense;

(viii)        Landlord, in addition to other rights and remedies it may have, shall have the right to (a) keep in place and use all of the furniture, fixtures, and equipment in the Premises, including that which is owned by or leased to Tenant, and (b) to remove all or any part of Tenant’s property from the Premises and any property removed may, at Landlord’s option be stored in any public warehouse or elsewhere at the cost of and for the account of Tenant.  Landlord shall not be responsible for the care or safekeeping of such property, whether in transport, storage or otherwise.  Tenant waives any and all claim against Landlord for loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.  Tenant shall be liable to Landlord for costs incurred by Landlord in connection with any storage, transport or other acts anticipated in this Section 16.02 and shall not harmless and indemnify Landlord from all loss, damage, cost, expenses and liability in connection therewith.  Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession of such property, and who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of Tenant’s or Tenant’s predecessor’s signature thereon and without the necessity of Landlord making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which the Claimant purports to act.  Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant.  No re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant.  Notwithstanding any such re-letting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default.  Any such re-entry shall be allowed by Tenant without hindrance, and Landlord shall not be liable in damages for any such re-entry, or guilty of trespass or forcible entry; and

(ix)           Landlord shall be entitled to the issuance of pre-judgment writs of replevin, pre-judgment distress writs, attachment writs, break open orders, orders authorizing the locking of the Premises to protect Landlord’s lien on personal property, fixtures and equipment, and such other orders as may be issued by a court of law or equity without waiving any right or remedy under Florida law.  Landlord shall have the right to take possession as allowed under Chapter 78, Florida Statutes.  The remedies described in this Article XVI are cumulative and in addition to and without waiver of all remedies allowed Landlord by this Lease or by case law, common law and statute now or hereinafter in effect.  Tenant agrees that the rights and remedies granted Landlord in this Article XVI are commercially reasonable.

Section 16.03                     Waiver, Accord and Satisfaction.

The waiver by Landlord or Tenant of any default of any term, condition or covenant shall not be a waiver of any subsequent default of the same or any other term, condition or covenant.  The consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.  No re-entry hereunder shall bar the recovery of Rent or damages for the default of any of the terms, conditions or covenants of Tenant.  The receipt of Rent after default or condition broken, or delay on the part of Landlord to enforce any right under this Lease shall not be deemed a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, or a waiver of the right of Landlord to terminate this Lease or to re-enter or to re-let the Premises.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated to be paid shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or by law or equity.  Any waiver of rights by either party shall be deemed not only to be a waiver of such rights by such party but also a waiver of such rights for and on behalf of such party’s successors and assigns.

Section 16.04                     Tenant Claims.

If at any time Tenant shall claim Landlord is in default, or assert any defense to payment of Base Rent, Additional Rent or other sums due under this Lease, other than the defense of complete previous payment, Tenant may not withhold any payments under this Lease but must, as a condition precedent to the making of any such claim or defense either (a) pay all disputed sums to Landlord, or (b) deposit all disputed sums with the Manatee County Circuit Court.  This provision is a material inducement to Landlord to execute this Lease.

Section 16.05                     Liability of Landlord.

Tenant shall look solely to the estate and property of Landlord in the Premises for the collection of any judgment, or in connection with any other judicial process, requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord.  Landlord shall have no personal liability in regard to the covenants, obligations, representations or provisions of this Lease.  No other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies and rights under this Lease.  Landlord shall not be deemed in default with respect to failure to perform any of the terms, covenants and conditions of this Lease if such failure to perform shall be due to any strike, lockout, civil commotion, war-like operations, invasion, rebellion, military power, sabotage, government regulations or controls, inability to obtain any material or utilities, hurricane, windstorm, Act of God, termination of underlying lease or any other cause beyond the control of Landlord.

Section 16.06                     Legal Expense.

If either Landlord or Tenant employs the services of any attorney to enforce any of its rights under this Lease or to collect any sums due to it under this Lease or to remedy the breach of any covenant of this Lease, regardless of whether suit be brought, the non-prevailing party shall pay to the prevailing party reasonable attorney’s fees and costs for such services.  Should suit be brought for the recovery of possession of the Premises, or for Rent or any other sum due under this Lease, or should Landlord or Tenant bring suit because of the default of any of the other’s covenants under this Lease, the prevailing party’s reasonable attorney’s fees and costs shall be paid by the non-prevailing party.

Section 16.07                     Landlord’s Default.

Landlord shall be in default under this Lease if Landlord fails to comply with all terms and conditions of this Lease and such failure shall continue for a period of thirty (30) days after Landlord’s receipt of written notice thereof from Tenant, but if such failure shall be of a type which cannot reasonably be cured within thirty (30) days, Landlord shall not be in default provided that it has mobilized reasonable efforts to cure such default within the initial thirty (30) day period and thereafter diligently and continuously pursues completion of the remedial action to cure such default.  In all events hereunder, Tenant’s notice to Landlord of Landlord’s default shall declare with specificity, Landlord’s alleged failure of performance.

Upon occurrence of any default by Landlord under this Lease, Tenant shall have the option to pursue any one or more of the following remedies:

(a)                                  Cure such default of Landlord, if applicable, in which event Tenant may charge Landlord all costs and expenses incurred by Tenant in connection with such cure including reasonable attorney’s fees and costs and default interest at the rate of eighteen percent (18%) per annum on any sums owed by Landlord to Tenant resulting from Tenant’s cure of Landlord’s default (provided, however, before Tenant incurs any expense under the security provision, Tenant shall provide written notice to Landlord of Tenant’s intended curative actions, and estimate of Tenant’s costs associated therewith including specifically any third party estimates for services to be provided to cure such event of default and Landlord shall have ten (10) days from receipt of such notice to undertake reasonable curative efforts, failing which Tenant may complete its curative action as provided herein); or

(b)                                 Take such other action available to Tenant at law or in equity, including but not limited to, the right to recover damages incurred by Tenant as a result of Landlord’s default.  Tenant may off-set against any Rent, Additional Rent, Premise Operating Cost or other sums of money due to Landlord under the terms and provisions of this Lease, the amount of any damages, costs, fees or expenses, including attorney’s fees and expenses awarded to Tenant by a court of competent jurisdiction as a result of Landlord’s default.

ARTICLE XVII

Access by Landlord

Section 17.01                     Right of Entry.

Upon twenty-four (24) hours’ advance notice, Landlord and Landlord’s agents shall have the right to enter the Premises at all times during normal business hours to examine the same, and to show them to prospective purchasers or lessees of the Premises, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable.  Prior to the expiration of the then-current Lease Term, Landlord may exhibit the Premises to prospective tenants or purchasers, and place upon the Premises the usual notices, ‘‘To Let” or “For Sale,” or similar notices, which notices Tenant shall permit to remain thereon without molestation.  In the event of emergency, if Tenant shall not be personally present to open and permit entry into the Premises and entry shall be necessary to deal with such emergency, Landlord or Landlord’s agent may enter without in any manner affecting the obligations and covenants of this Lease.  Landlord or its agent may enter the Premises to make inspections, repairs, alterations or additions in or to the Premises.  Landlord retains an easement over and access to the unimproved portions of the Premises to install, use and maintain pipes, lines and conduits in and through the Premises provided Tenant’s use and occupancy is not unreasonably disturbed.  Notwithstanding the foregoing, Landlord may access the joint use entryway at any time and without notice to Tenant for further access to the 2nd floor.

ARTICLE XVIII

Holding Over, Successors

Section 18.01                     Holding Over.

(a)                                  In the event Tenant remains in possession of the Premises after the expiration of the Lease Term, and without the execution of a new Lease or Lease modification and renewal, Tenant, at the option of Landlord, shall be deemed to be occupying the Premises as a tenant at sufferance at a monthly rental rate equal to two (2) times the Base Rent payable during the last month of the Lease Term (the “Holdover Rent.”)  In addition to the Holdover Rent, Tenant agrees to pay monthly all installments of Additional Rent as provided for in this Lease.  Such tenancy shall be subject to all the other conditions, provisions and obligations of this Lease.

(b)                                 Tenant and any present or future Guarantor acknowledge that if Tenant or any other tenant shall fail to surrender the Premises upon termination of the Lease Term (including but not limited to any tenancy by sufferance described in Section 18.01(a). and any early termination of either this Lease or of Tenant’s right to possession of the Premises in the event of an Event of Default as described in Article XVI or in the event of the termination of the underlying lease), then Tenant and Guarantor(s), jointly and severally, shall be liable for all damages, actual and consequential, arising from, growing out of or related to any such failure to surrender the Premises, as well as for all other remedies in Article XVI and elsewhere in this Lease.

Section 18.02                     Successors.

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and permitted assigns of said parties; and if there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreements herein.  In the event Landlord conveys its interest in the Building and the purchaser assumes Landlords’ obligations and covenants, Landlord shall thereupon be relieved of all further obligations hereunder without alteration to the Lease terms.  The terms Landlord and Tenant in this Lease include any successors to or assigns of the original Landlord and Tenant.

ARTICLE XIX

Quiet Enjoyment

Section 19.01                     Landlord’s Covenant.

Landlord hereby represents and warrants to the Tenant that it is the owner of fee simple title to the Premises and that it has the right and authority to enter into this lease without the joinder or approval of any person or entity.  Landlord covenants and agrees that so long as the Tenant pays all Rent due hereunder and performs and observes all the covenants and provisions hereof, Tenant shall peaceably and quietly enjoy the full possession and use of the Premises, without any hindrance or molestation from the Landlord or any other party claiming by or through the Landlord.  Landlord further represents and warrants to Tenant that as of the date of Tenant’s occupancy of the Premises under this Lease, there shall exist unobstructed and adequate means of ingress and egress to the Premises from an abutting public right-of-way and that the Premises are as of the date hereof, free from all encumbrances, liens, defects in title, tenancies, restrictions, easements or agreements which would prohibit or restrict the use of all or a material part of the Premises for the use contemplated herein.   The Landlord further warrants to Tenant that Landlord has no knowledge of any planned or commenced improvements which have resulted or which may result in a special assessment or otherwise adversely or materially affect the Premises.

ARTICLE XX

Miscellaneous

Section 20.01                     Entire Agreement.

This Lease with all its Exhibits and Addendum, constitutes all agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Building.  All representations, either oral or written, shall be deemed to be merged into this Lease Agreement.  Except as herein otherwise provided, no subsequent alteration, waiver, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

Section 20.02                     Relation of Parties.

Nothing in this Lease shall be construed as creating a partnership or joint venture between Landlord and Tenant or any other party, or to cause Landlord or Tenant to be responsible in any way for the debts or obligations of Tenant or Landlord, respectively, or of any other party.

Section 20.03                     Successors and Assigns.

The terms and conditions of this Lease shall bind the parties and their respective successors and assigns, and shall inure to the benefit of the parties and their respective permitted successors and assigns.  No rights, however, shall inure to the benefit of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in Article XII hereof, if such approval is required thereunder.  Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease and in the event Landlord sells or transfers its interest in the Premises and the purchaser or transferee assumes Landlord’s obligations under this Lease, Landlord shall thereupon be relieved from all further obligations under this Lease.

Section 20.04                     Notices.

(a)                                  Any notices by Tenant to Landlord shall be served by certified mail, return receipt requested, or by nationally recognized overnight delivery service, addressed to Landlord at the address specified in Section 1.01 (a), and/or at such other addresses as Landlord may designate by written notice.

(b)                                 Any notice by Landlord to Tenant shall be served by certified mail, return receipt requested, or by nationally recognized overnight delivery service, addressed to Tenant at the Premises or at such address specified in Section 1.01 (b) or by delivery by Landlord to the Premises or to such other address.

(c)                                  All notices given under this Lease shall be in writing, and shall be effective and deemed to have been given only upon receipt by the party to which notice is being given, said receipt being deemed to have occurred upon hand delivery (or by posting if to Tenant’s Premises), or upon such date as the postal authorities or overnight delivery service shall show the notice to have been delivered or refused, or undeliverable at the last address given by due notice to the party giving notice, as evidenced by the return receipt.

Section 20.05                     Recording.

Tenant shall not record this Lease, or any memorandum or short form thereof, without the written consent and joinder of Landlord.  However, this Lease may be recorded by Landlord at Landlord’s option.  If this Lease is recorded by the Tenant without written consent of the Landlord, then this Lease may, at any time, without notice and whenever the Landlord so elects, be declared null and void.

Section 20.06                     Waiver of Jury Trial; Counterclaims; Mediation.

LANDLORD AND TENANT, AND ANY GUARANTOR OF THIS LEASE, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND TENANT’S USE OR OCCUPANCY OF THE PREMISES.  Tenant, and any Guarantor, further agrees that it shall not interpose any counterclaim or counterclaims, except compulsory counterclaims, in a summary proceeds or in any action based upon nonpayment of rent or any other payment required of Tenant, or any Guarantor, hereunder.  Upon Landlord’s, Tenant’s, or any Guarantor’s request, Landlord, Tenant, and/or any Guarantor, shall participate in mediation of a dispute between Landlord and Tenant, or any Guarantor.  The cost of a mediator shall be borne equally by Landlord and Tenant, and/or Guarantor.

Section 20.07                     Time of Essence.

Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 20.08                     Rights Cumulative.

Any and all rights, remedies and options given in this lease to Landlord and/or Tenant shall be cumulative and in addition to and without waiver of any right or remedy given under any law (common law, case law, statute, ordinance, regulation or other act of a Legal Authority) now or hereafter in effect.  Landlord and/or Tenant shall have, to the fullest extent permitted by law, the right to enforce any rights or remedies separately and to pursue any lawful action or proceedings to exercise or enforce any right or remedy without thereby waiving or being barred or estopped from exercising and enforcing any other rights and remedies by appropriate action or proceedings.

Section 20.09                     Authority.

Each party represents to the other that it has full legal right, power, and authority to enter into, execute and perform this Lease, and the parties executing this Lease have the full power and authority to do so.

Section 20.10                     Intentionally Omitted.

Section 20.11                     Governing Law; Venue.

This Lease shall be construed in accordance with the laws of the State of Florida.  The venue of any litigation arising out of this Lease shall be Manatee County, Florida.

Section 20.12                     Terms and Headings.

The terms Landlord and Tenant as herein contained shall include singular and/or plural, masculine, feminine and/or neuter, heirs, successors, executors, administrators, personal representatives and/or assigns wherever the context so requires or admits.  The terms, provisions, covenants and conditions of this Lease are expressed in the total language of this Lease Agreement and the section headings are solely for the convenience of the reader and are not intended to be all inclusive.  Any exhibit or attachment or formally executed addendum or modification of this Lease shall be expressly deemed incorporated by reference herein unless a contrary intention is clearly stated therein.

Section 20.13                     Force Majeure.

Landlord and/or Tenant shall not be required to perform any term, condition, or covenant in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, labor disputes (whether lawful or not), material or labor shortages, restrictions or delays by any governmental authority, civil riots, floods, adverse weather conditions not reasonably anticipatable, unavoidable casualties and any other cause not reasonably within the control of Landlord and/or Tenant and which by the exercise of due diligence Landlord and/or Tenant is unable, wholly or in part, to prevent or overcome.  Lack of money shall not be deemed force majeure.  Any party claiming a force majeure delay hereunder shall provide written notice to the opposing party within seven (7) days after commencement of said delay specifying the cause and extent of delay.

Section 20.14                     No Waiver.

No waiver by either party of any breach by the other party of any term or condition of this Lease, and no failure by either party to exercise any right or remedy in respect of any such breach, shall constitute a waiver or relinquishment for the future, or bar any right or remedy of such party in respect of, any other breach of such term or condition or any breach of any other term or condition of this Lease.  No payment by Tenant or receipt of payment by Landlord of an amount less than the full amount then due Landlord under this Lease shall be construed as anything other than a partial payment of such sum then due and owing.  No endorsement or statement on any check or letter or any form of payment of accompanying document shall be deemed to be an accord or satisfaction or other form of settlement; Landlord may accept any such payment without prejudice to its rights to recover the balance of sums due and owing under this Lease or to pursue any other remedy permitted under this Lease.

Section 20.15                     Survival.

All obligations of Tenant which are or may be intended by their nature to be performed and/or complied with after the expiration or earlier termination of this Lease shall survive such expiration or termination.  Express provisions in this Lease which require or permit survival in specific instances, or as to specific obligations, shall not be deemed a limitation upon the generality of this survival clause.

Section 20.16                     Provisions Severable.

Every provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.  If any provision of this Lease, or the application of such provision to any person or circumstance, shall be determined by appropriate judicial authority to be illegal, invalid, or unenforceable to any extent, such provision shall, only to such extent, be deemed stricken from this Lease as if never included.  The remainder of this Lease, and the application of such provision to persons or circumstances other than those as to which such provision is held illegal, invalid, or unenforceable, shall not be affected.

Section 20. 17                  Mortgagee Protection.

Tenant agrees to give any mortgagees, by registered mail, a copy of any Notice of Default served upon the Landlord, provided that prior to such Notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of such mortgagees.  Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees shall have thirty (30) days from receipt of notice from Tenant within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

Section 20.18                     Joint Obligation.

If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.  The individuals executing this Lease in their representative capacities shall have no personal liability hereunder.

LANDLORD AND TENANT have executed this Lease, or have caused it to be executed, as of the day and year designated on page one.

Signed, sealed and delivered		Landlord:	Gulfcoast Property No. 1, LLC, a
In the presence of:			Florida limited liability company,

		By:	/s/Hugh Miller
Hugh Miller
		Its:	Managing Member
/s/Michael Hobbs
Print Name:	Michael Hobbs

Print Name

(As to Landlord)

		TENANT:	Peek Traffic Corp., a Delaware corporation

/s/Michael Hobbs		By:	/s/Timothy O’Leary
Print Name:	Michael Hobbs		Timothy O’Leary
		Its:	President

Print Name:

(As to Tenant)

Exhibit D

GUARANTY AGREEMENT

IN CONSIDERATION OF, and as an inducement for the granting, execution and delivery of the foregoing Lease dated September 22nd, 2005 (hereinafter called the “Lease”), by GULFCOAST PROPERTY NO. 1, LLC, a Florida Limited Liability Company, the Landlord therein named (hereinafter called the “Landlord”) to, PEEK TRAFFIC CORP., a Delaware corporation, the Tenant therein named (hereinafter called the “Tenant”), and in further consideration of the sum of Ten Dollars ($10.00) and other good and valuable considerations paid by the Landlord to the undersigned, the receipt and sufficiency of which is hereby acknowledged, the undersigned QUIXOTE CORPORATION, a Delaware Corporation, (hereinafter called the “Guarantor”), hereby guarantees to the Landlord the full and prompt payment of rent, including, but not limited to, the fixed minimum rent, percentage rent, common area charges, additional rent, and any and all other sums and charges payable by the Tenant under said Lease and any extension or renewal thereof, and hereby guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by the Tenant; and the Guarantor hereby covenants and agrees to and with the Landlord that, if default shall at any time be made by the Tenant in the payment of any such fixed minimum rent, percentage rent, common area charge, additional rent, or any other such sums and charges payable by the Tenant under said Lease, or if Tenant should default in the performance and observance of any of the terms, covenants, provisions or conditions contained in said Lease, the Guarantor shall and will forthwith pay such rent and other such sums and charges to the Landlord and any arrears thereof, and shall and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions, and will forthwith pay to the Landlord all damages that may arise in consequence of any default by the Tenant under said Lease, including, without limitation, all reasonable attorneys’ fees and disbursements incurred by the Landlord or caused by any such default and/or by the enforcement of this Guaranty.

This Guaranty is an absolute and unconditional Guaranty of payment and of performance. It shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which the Guarantor hereby expressly waives; and, the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no wise be terminated, affected, diminished or impaired by reason of the assertion, or the failure to assert, by the Landlord against the Tenant any of the rights or remedies reserved to the Landlord pursuant to the provisions of the said Lease.

This Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of said Lease, or by reason of any extension of time that may be granted by the Landlord to the Tenant or by reason of any dealings or transactions or matter or thing occurring between the Landlord and the Tenant whether or not notice thereof is given to the Guarantor.

All of the Landlord’s rights and remedies under the said Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of, or a waiver of, any of the others.

Guarantor warrants and represents that the undersigned has a direct financial interest in the making of said Lease.

This Guaranty, and all the terms, covenants, conditions, agreements, and provisions hereof, shall be binding upon, and shall inure to the benefit of the respective heirs, executors, personal representatives, successors, and assigns of the Landlord, Tenant and Guarantor. Words of any gender used in the Lease shall be construed to include any other gender; words in the singular number shall be construed to include the plural; words in the plural number shall be construed to include the singular; and Tenant and Landlord shall be construed to mean Lessee and Lessor, when the context or sense of this Guaranty requires. Whenever the words Landlord, Tenant, or Guarantor are used herein, they shall be construed to mean, and the terms, covenants, conditions, agreements, and provisions shall be binding upon, not only the named Landlord, Tenant, and Guarantor, but also the respective heirs, executors, personal representatives, successors, and assigns of the Landlord, Tenant and Guarantor.

IN WITNESS WHEREOF, the Guarantor has executed this Agreement on the day and year first above written.

IN THE PRESENCE OF:	GUARANTOR:
QUIXOTE CORPORATION

/s/Erika Lopez	By:	/s/Joan R. Riley
	Its:	Vice President & General Counsel

/s/Leslie Jezuit

STATE OF ILLINOIS

COUNTY OF COOK

The foregoing instrument was acknowledged before me this 19th day of September, 2005, by Joan R. Riley, as Vice President and General Counsel of QUIXOTE CORPORATION, who is personally known to me.

/s/Charlotte M. Castine
Notary Public, State of Florida

“OFFICIAL SEAL”
CHARLOTTE M. CASTINE
NOTARY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES 01-05-09

Exhibit E

Estimated Monthly Payments

Monthly Rent:	$27,167
Insurance:	$1,232
Property Tax:	$6,026
Association Fees:	$226
Sub-Total	$34,651
Tax: 6.5%	$2,252

TOTAL Rent Per Month	$36,903

Note:  Insurance and Assoc. Fees based on May 2005 actuals.